Exhibit 99.1

News Release

Contact:Media:	Robert E. “Chip” Coffee, Jr., President and Chief Executive Officer 843 388-8433
Alan W. Jackson, Executive Vice President and Chief Financial Officer 843 388-8433
Website: www.tidelandsbank.com

FOR IMMEDIATE RELEASE

Tidelands Bancshares Announces First Quarter Results

Mt. Pleasant, SC, April 24, 2009 - Tidelands Bancshares, Inc. (NASDAQ: TDBK), holding company for Tidelands Bank, announces results for the period ended March 31, 2009. “Primarily driven by the deteriorating credit markets and growing unemployment, the economic environment has continued to provide us with many unique and difficult challenges,” said President and Chief Executive Officer, Robert E. Coffee, Jr. “The first quarter of 2009 did not provide any relief. Despite these uncertain conditions in the financial markets, we continue to accomplish our strategic goals successfully and remain diligent in our day to day activities.”

For the quarter ending March 31, 2009, the Company increased interest income by 9.0% from the year earlier period while reducing interest expense by 7.6%. The successful management of these two components of our earnings resulted in an overall increase in net interest income before provision expense of 35.5%. In addition, non-interest income for the quarter ending March 31, 2009 increased by 47.8% from the year earlier period largely from taking some opportune gains on sales of callable securities from the investment portfolio. We recorded a net loss of $630,000 for the quarter ended March 31, 2009 as compared to a net loss of $233,000 for the quarter ended March 31, 2008.  In comparison to our previous year’s results, the decrease in first quarter earnings was primarily driven by the addition to our provision for loan losses of $2.1 million during the period. This provision for loan losses is reflective of the deteriorating credit, real estate and job markets which continue to affect our customers and communities.  Our net loss per common share amounted to $0.21 on both a basic and diluted basis for the quarter ended March 31, 2009. Our net interest margin declined from 2.57% at March 31, 2008 to 2.48% at March 31, 2009 due to an overall decline of 200 basis points in the interest rate environment over the last 18 months.

As part of the Capital Purchase Program established by the U.S. Department of the Treasury under the Emergency Economic Stabilization Act of 2008 and as a precaution against the worst economic environment in over 75 years, Tidelands Bancshares, Inc. issued 14,448 preferred shares, in return for approximately $14.4 million in cash, on December 19, 2008, to the U.S. Department of the Treasury.  Having satisfied the strict criteria for this program, Tidelands Bancshares, Inc. will utilize the additional capital to lend money to local businesses and provide additional financial resources to our customers in order for them to weather this financial crisis. Tidelands Bank remains “well-capitalized,” which is the highest bank capital classification defined by bank regulators. The Company’s total shareholders’ equity was $52.0 million with book value at $8.76 per common share at March 31, 2009.

During the three month period ending March 31, 2009, loans grew by $4.4 million to $466.3 million.  At March 31, 2009, non-accrual loans amounted to $16.9 million, or 3.62% of total gross loans, and other real estate owned was approximately $4.0 million. Despite the troubles in the mortgage and credit markets, we continue to resolve credit-related issues through the first quarter of 2009 as evidenced by our loans past due 30-89 days which declined to $3.3 million at quarter end from $12.4 million at December 31, 2008.  At March 31, 2009, our ratio of nonperforming assets to total assets of 2.60% continues to compare favorably to many of our industry peers.  Consistent with these circumstances, economic conditions and our analysis of our portfolio at March 31, 2009, we have increased the allowance for loan losses to 1.86% of total loans.

During the quarter ended March 31, 2009, we continued to reduce our dependence on wholesale deposits and continued to generate new local market deposit relationships through seven full-service branch locations.  As a result, our ratio of wholesale deposits to total deposits has decreased from 64.2% at March 31, 2008 to 49.5% at March 31, 2009.  We anticipate this trend will continue with momentum from our retail banking offices. As evidence of our growing local market business, at March 31, 2009, customer time deposits have grown to $185.1 million compared to $60.3 million at March 31, 2008 and interest checking deposits increased to $45.1 million compared to $8.4 million at March 31, 2008.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the quarter ended March 31, 2009 are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Interest income:
Loans, including fees	$6,137,229	$7,105,708
Securities available for sale, taxable	2,977,042	1,166,857
Securities available for sale, non-taxable	50,566	78,807
Federal funds sold	3,527	62,377
Other interest income	723	1,338
Total interest income	9,169,087	8,415,087
Interest expense:
Time deposits $100,000 and over	884,163	405,751
Other deposits	2,854,954	3,935,455
Other borrowings	1,043,866	837,604
Total interest expense	4,782,983	5,178,810
Net interest income	4,386,104	3,236,277
Provision for loan losses	2,135,000	463,000
Net interest income after provision for loan losses	2,251,104	2,773,277

Noninterest income:
Service charges on deposit accounts	9,577	9,557
Residential mortgage origination income	76,302	140,313
Gain on sale of securities available for sale	307,004	32,154
Gain (loss) on sale of real estate	(3,963)	20,520
Loss on sale of other real estate owned and repossessed assets	(35,741)	—
Other service fees and commissions	133,516	63,320
Bank owned life insurance	124,680	97,000
Impairment on nonmarketable equity securities	(75,000)	—
Other	7,746	5,204
Total noninterest income	544,121	368,068
Noninterest expense:
Salaries and employee benefits	1,971,104	2,115,149
Net occupancy	384,549	325,357
Furniture and equipment	215,598	157,525
Other operating	1,187,588	931,634
Total noninterest expense	3,758,839	3,529,665
Loss before income taxes	(963,614)	(388,320)
Income tax benefit	(334,000)	(155,000)
Net loss	$(629,614)	$(233,320)
Accretion of preferred stock to redemption value	48,477	—
Preferred dividends accrued	180,600	—
Net loss available to common shareholders	$(858,691)	$(233,320)
Loss per common share
Basic loss per share	$(0.21)	$(0.06)
Diluted loss per share	$(0.21)	$(0.06)
Weighted average common shares outstanding
Basic	4,044,186	4,068,512
Diluted	4,044,186	4,068,512

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$13,724,944	$2,471,797
Federal funds sold	—	40,375,000
Total cash and cash equivalents	13,724,944	42,846,797
Securities available-for-sale	279,204,610	171,769,851
Nonmarketable equity securities	5,985,540	3,807,140
Total securities	285,190,150	175,576,991
Mortgage loans held for sale	1,016,703	241,500
Loans receivable	466,337,867	461,967,217
Less allowance for loan losses	8,656,043	7,635,173
Loans, net	457,681,824	454,332,044
Premises, furniture and equipment, net	19,228,302	19,411,592
Accrued interest receivable	3,266,047	3,337,660
Bank owned life insurance	13,459,685	13,335,170
Other assets	7,850,593	6,101,069
Total assets	$801,418,248	$715,182,823

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$11,373,865	$12,133,098
Interest-bearing transaction accounts	45,106,865	46,987,209
Savings and money market	184,337,097	182,856,286
Time deposits $100,000 and over	95,074,003	92,825,486
Other time deposits	218,988,287	226,423,397
Total deposits	554,880,117	561,225,476
Securities sold under agreements to repurchase	72,500,000	20,000,000
Junior subordinated debentures	14,434,000	14,434,000
Advances from Federal Home Loan Bank	100,800,000	60,800,000
ESOP borrowings	2,525,000	2,600,000
Other borrowings	—	615,837
Accrued interest payable	3,602,288	2,841,473
Other liabilities	696,565	706,605
Total liabilities	749,437,970	663,223,391
Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock, $1,000 par value, 10,000,000 shares authorized, 14,448 issued and outstanding at March 31, 2009	13,384,229	13,335,752
Common stock, $.01 par value, 10,000,000 shares authorized; 4,277,176 and 4,277,176 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	42,772	42,772
Common stock-warrants, 571,821 shares outstanding at March 31, 2009 and December 31, 2008, respectively	1,112,248	1,112,248
Unearned ESOP shares	(2,441,304)	(2,522,860)
Capital surplus	43,323,285	43,364,255
Retained deficit	(5,583,510)	(4,905,419)
Accumulated other comprehensive income	2,142,558	1,532,684
Total shareholders’ equity	51,980,278	51,959,432
Total liabilities and shareholders’ equity	$801,418,248	$715,182,823

Tidelands Bancshares, Inc. and Subsidiary

	Three Months Ended March 31,
	2009	2008
Per Share Data:
Net income (loss), basic	$(0.21)	$(0.06)
Net income (loss), diluted	$(0.21)	$(0.06)
Book value	$8.76	$9.60
Weighted average number of shares outstanding:
Basic	4,044,186	4,068,512
Diluted	4,044,186	4,068,512

Performance Ratios:
Return on average assets (1)	(0.33)%	(0.17)%
Return on average equity (1)	(4.90)%	(2.27)%
Net interest margin (1)	2.48%	2.57%

	At March 31,
	2009	2008
Credit Summary:
Nonaccrual loans	$16,883,692	$1,617,617
Loans 90 days or more past due and still accruing interest	—	—
Loans restructured or otherwise impaired(4)	—	—
Total impaired loans	16,883,692	1,617,617
Other real estate owned	3,957,571	90,001
Total nonperforming assets	$20,841,263	$1,707,618

Loan charge-offs year to date, net recoveries	$1,114,130	$58,978
Loans past due, 30-89 days	$3,285,633	$3,830,573

Nonperforming loans to total loans	3.62%	0.39%
Nonperforming assets to total assets(3)	2.60%	0.30%
Net charge-offs year to date to average total loans(2)	0.24%	0.01%
Allowance for loan losses to nonperforming loans	51.27%	282.04%
Allowance for loan losses to total loans (2)	1.86%	1.10%

	At March 31,
	2009	2008
Capital Ratios:
Period end tangible equity to tangible assets	6.49%	7.28%
Leverage ratio	8.06%	8.75%
Tier 1 risk-based capital ratio	12.91%	10.47%
Total risk-based capital ratio	14.15%	11.49%

Growth Ratios and Other Data:
Percentage change in assets(1)	48.90%	40.55%
Percentage change in loans(1) (2)	3.84%	23.79%
Percentage change in deposits(1)	(4.59)%	68.39%
Loans to deposit ratio (2)	84.04%	91.17%

(1) — Annualized for the three month periods.

(2) — Includes nonperforming loans, if any.

(3) — Nonperforming assets include nonaccrual loans, loans 90 days or more past due and still accruing interest, loans restructured or otherwise impaired, and other real estate owned

(4) — Loans restructure or otherwise impaired do not include nonaccrual loans.